Exhibit 11.1

SAFEWAY INC. AND SUBSIDIARIES

Computation of Earnings Per Common Share

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended
	September 9, 2006		September 10, 2005
	Diluted	Basic	Diluted	Basic
Net income	$173.5	$173.5	$122.5	$122.5

Weighted average common shares outstanding	443.8	443.8	448.1	448.1

Common share equivalents	3.2		3.5

Weighted average shares outstanding	447.0		451.6

Earnings per share	$0.39	$0.39	$0.27	$0.27

Anti-dilutive shares totaling 21.2 million in 2006 and 12.4 million in 2005 have been excluded from diluted weighted average shares outstanding.

SAFEWAY INC. AND SUBSIDIARIES

Computation of Earnings Per Common Share

(In millions, except per-share amounts)

(Unaudited)

	36 Weeks Ended
	September 9, 2006		September 10, 2005
	Diluted	Basic	Diluted	Basic
Net income	$562.6	$562.6	$387.7	$387.7

Weighted average common shares outstanding	446.8	446.8	447.5	447.5

Common share equivalents	2.2		2.5

Weighted average shares outstanding	449.0		450.0

Earnings per share	$1.25	$1.26	$0.86	$0.87

Anti-dilutive shares totaling 24.7 million in 2006 and 14.8 million in 2005 have been excluded from diluted weighted average shares outstanding.